Exhibit 99

Contact:	Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS THIRD QUARTER RESULTS

— Record Revenues and Earnings from Defense sector-

CAMARILLO, California – February 2, 2004 — AML Communications, Inc. (AMLJ-OB) today announced results for the third quarter ended December 31, 2003.

Net sales for the quarter were $2.0 million, compared with $1.3 million for the same period a year earlier.  The Company reported net earnings for the quarter of $356,000, or $0.05 per share, compared with a net loss of $200,000, or ($0.03) per share, for the same period a year ago. Net sales for the nine months ended December 31, 2003 were $5.3 million, compared with $3.6 million for the same period last year. The net income for the nine months ended December 31, 2003 was $910,000, or $0.12 per share, compared with a net loss of $694,000, or ($0.09) per share, for the same period last year.

Jacob Inbar, president and chief executive officer, said, “I am very pleased with the results.  With Defense revenues for the quarter growing by more than 65% compared with the same period last year, we remain highly focused on this sector.”

AML Communications is a designer, manufacturer and marketer of amplifiers and related products that address the Defense microwave and Wireless communications markets. The Company’s Web site is located at http://www.amlj.com.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as “thinks,’’ “anticipates,’’ “believes,’’

“estimates,’’ “expects,’’ “intends,’’ “plans,’’ and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

AML COMMUNICATIONS, INC.

Selected Financial Information

(In $000’s, except for per share information)

STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

Net sales	$2,003	$1,266	$5,280	$3,638
Cost of goods sold	1,047	857	2,683	2,252
Gross profit	956	409	2,597	1,386

Operating expenses:
Selling, general & administrative	349	287	993	928
Research and development	177	313	550	949
	526	600	1,543	1,877
Profit (loss) from operations	430	(191)	1,054	(491)

Other income (expense), net	(40)	(9)	(56)	(203)
Profit (loss) before provision for income taxes	390	(200)	998	(694)

Provision for income taxes	34	—	88	—

Net profit (loss)	$356	$(200)	$910	$(694)

Basic earnings (loss) per common share	$0.05	$(0.03)	$0.12	$(0.09)
Basic weighted average number of shares of common stock outstanding	7,838	7,829	7,833	7,829

Diluted earnings (loss) per common share	$0.04	$(0.03)	$0.09	$(0.09)
Diluted weighted average number of shares of common stock outstanding	9,616	7,829	9,611	7,829

AML COMMUNICATIONS, INC.

Selected Financial Information

(In $000’s, except for per share information)

CONDENSED BALANCE SHEET

	December 31, 2003	March 31, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$1,432	$195
Accounts receivable, net of allowance for doubtful accounts of $34,000 at December 31, 2003 and $36,000 March 31, 2003	922	609
Inventories, net	922	1,059
Other current assets	156	135
Total current assets	3,432	1,998

Property and Equipment, at cost:	3,664	4,267
Less - Accumulated depreciation and amortization	(3,214)	(3,631)
	450	636

Other Assets	43	43
	$3,925	$2,677

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$587	$568
Line of credit	684	482
Current portion of capital lease obligations	117	168
Accrued expenses:
Accrued payroll and payroll related expenses	136	160
Accrued state income taxes	88	—
Other accrued liabilities	43	243
Total current liabilities	1,655	1,621

Notes payable – officers	295	50
Notes payable - investors	43	—
Capital Lease Obligations, net of current portion	106	126
Total liabilities	2,099	1,797

Stockholders’ Equity:
Preferred stock, $.01 par value:
1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value:
15,000,000 shares authorized; 7,837,584 shares issued and outstanding at December 31, 2003 and 7,829,459 shares outstanding at March 31, 2003	73	73

Capital in excess of par value	10,338	10,301
Accumulated deficit	(8,585)	(9,494)
Total stockholders’ equity	1,826	880
	$3,925	$2,677